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                                                                    EXHIBIT 21.1



                                  State of           Name(s) under which
Subsidiary                     Incorporation         Entity does Business


The Oil & Gas Asset                Texas             The Oil & Gas Asset
  Clearinghouse, Inc.                                  Clearinghouse

TradeBank, Inc.                    Texas             Trade Bank

EAEDP, Inc.                        Colorado          The Petroleum Place

EAESW, Inc.                        Colorado          The Petroleum Place

PP/PT Acquisition Corporation      Delaware          Paradigm Technologies